EXHIBIT 21

                           STAR BANC CORPORATION
                      SUBSIDIARIES OF THE REGISTRANT




Star Bank, N.A.  (A)

The Miami Valley Insurance Company  (C)

Star Banc Finance, Inc. (A)

P.N.B. Insurance Agency  (B) *

First-In-Leasing, Inc.  (B) *



(A)  Ohio Corporation
(B)  Indiana Corporation
(C)  Arizona Corporation

*  Inactive